Report of Independent Auditors

Board of Trustees

of the Name ofABN AMRO Funds Fund

In planning and performing our audit of the financial statements of the ABN AMRO Funds, including the Chicago Capital Growth Fund, Growth Fund, Montag & Caldwell Growth Fund, TAMRO Large Cap Value Fund, Value Fund, Talon Mid Cap Fund, Chicago Capital Small Cap Value Fund, Small Cap Fund, TAMRO Small Cap Fund, Veredus Aggressive Growth Fund, Real Estate Fund, Veredus Sci Tech Fund, Chicago Capital Balanced Fund, Montag & Caldwell Balanced Fund, Asian Tigers Fund, Europe Equity Growth Fund, International Equity Fund, Latin America Equity Fund, Chicago Capital Bond Fund, Chicago Capital Municipal Bond Fund, Chicago Capital Money Market Fund, Institutional Prime Money Market Fund, Government Money Market Fund, Money Market Fund, Tax-Exempt Money Market Fund, Treasury Money Market Fund, Blairlogie Emerging Markets Fund, and Blairlogie International Developed Fund (the "Funds") for the year ended October 31, 2001, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Fund's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of the board of trustees and management of the ABN AMRO Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP

December 17, 2001